Filed pursuant to Rule 433

Dated March 7, 2014

Relating to

Preliminary Prospectus Supplement dated March 6, 2014 to

Prospectus dated March 6, 2014

Registration Statement No. 333-194350

Catamaran Corporation

Pricing Term Sheet

March 7, 2014

$500,000,000 4.75% Senior Notes Due 2021

Issuer:	Catamaran Corporation

Security Type:	Senior Unsecured Notes

Principal Amount:	$500,000,000

Net Proceeds to Issuer (after underwriting discounts but before expenses):	$492,500,000

Maturity Date:	March 15, 2021

Coupon:	4.75%

Public Offering Price:	100% plus accrued interest, if any, from March 12, 2014

Benchmark Treasury:	UST 2.00% due February 28, 2021

Spread to Benchmark Treasury:	+249 basis points

Yield to Maturity:	4.75%

Optional Redemption:	T + 50 basis points through scheduled maturity

Interest Payment Dates:	Semi-annually on March 15 and September 15 of each year, beginning on September 15, 2014

Record Dates:	March 1 and September 1

Trade Date:	March 7, 2014

Settlement Date:	March 12, 2014 (T+3)

CUSIP / ISIN:	148887 AA0 / US148887AA03

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Merrill Lynch Canada Inc. J.P. Morgan Securities LLC SunTrust Robinson Humphrey, Inc.

Senior Co-Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Morgan Stanley & Co. LLC

Co-Managers:	Credit Agricole Securities (USA) Inc. Credit Suisse Securities (USA) LLC Fifth Third Securities, Inc. Mizuho Securities USA Inc. PNC Capital Markets LLC TD Securities (USA) LLC

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC and an amended and restated base shelf prospectus and a preliminary prospectus supplement in each of the provinces of Canada (other than Quebec) for the offering to which this communication relates. This document does not provide full disclosure of all material facts relating to the securities offered. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC and the Canadian regulatory authorities for more complete information about the issuer and this offering (including the risk factors relating to the securities offered). You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov or in Canada through SEDAR at www.sedar.com. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request them by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322.